Incorporated by reference is the annual report for Pioneer Mid-Cap Fund, that was filed on November 26 1996, Accension # 0000706155-96-000020. This is an attachment for question 77 (c) on the annual N-SAR for Pioneer II. Page 27 -28 of the annual report contains the result of the definitive proxy which is also being incorporated by reference with this N-SAR filing.